Exhibit 99.1

Vaxart Announces Exclusive Worldwide License Agreement with Altesa Biosciences for its Vapendavir Antiviral Asset

Milestone payments up to $130 million and royalties for global Vapendavir sales

Vapendavir has demonstrated activity against a broad spectrum of enteroviruses

SOUTH SAN FRANCISCO, Calif. – July 7, 2021-- Vaxart, Inc. (Nasdaq: VXRT), a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today announced that it has signed an exclusive worldwide licensing agreement with Altesa Biosciences, Inc. to allow Altesa to develop and commercialize Vaxart’s patented formulation of the capsid-binding VapendavirTM, a clinical-stage broad spectrum antiviral.

Altesa is a clinical-stage pharmaceutical company developing therapeutics addressing RNA viruses, the principal cause of global infectious disease burden. Altesa was co-founded by Dennis Liotta, PhD, Executive Director of the Emory Institute for Drug Development and Samuel Candler Dobbs Professor of Chemistry at Emory University, and George Painter, PhD, a renowned biotech entrepreneur and co-founder of Drug Innovation Ventures at Emory (DRIVE), a university-based drug discovery center established in response to the falling output and rising costs of pharmaceutical research and development. Dr. Painter is the Chief Science Officer of Altesa and Dr. Liotta serves as chairman of Altesa’s Scientific Advisory Board.

“We believe that Vapendavir has lifesaving potential in the treatment of a range of viral infections for which there are currently no approved antivirals,” Vaxart’s Chief Executive Officer, Andrei Floroiu said. "This agreement represents another potential value creation lever for Vaxart, even as Vaxart puts its primary emphasis on the development of oral vaccines. Having a partner such as Altesa, led by a scientist and entrepreneur of George Painter’s stature, will accelerate Vapendavir's development."

Under the terms of the agreement, Altesa is granted the worldwide, exclusive right to develop, manufacture, and commercialize Vaxart’s proprietary formulation of Vapendavir. Vaxart is eligible to receive up to $130 million in development and commercial milestones, as well as tiered royalties ranging from the low-single to low-double digits on product sales for multiple indications.

Vaxart acquired Vapendavir in 2018 as part of the merger with Aviragen Therapeutics, Inc., and previously demonstrated preclinically and in clinical trials that Vapendavir is active against a broad spectrum of enteroviruses and could combat respiratory infections produced by the human rhinovirus (HRV).

Vapendavir has potential applications in treating a range of infections including:  epidemic hand, foot and mouth disease (HFMD) that affects millions globally, particularly in developing countries; HRV infection in chronic obstructive pulmonary disease (COPD) patients; and several illnesses affecting children, including enteroviral infections, seasonal recurrent lower respiratory tract infection (LRTI) in preschoolers, and seasonal asthma exacerbation in school-age children.

Dr George Painter said, “We are excited to expand the pipeline of novel antivirals through this licensing agreement with Vaxart. Vapendavir has shown promising preclinical and clinical data demonstrating effective control of certain respiratory viruses and we believe in its potential to help patients suffering from a range of viral infections.”

Dr. Painter added, “My number one priority is to make a difference in patients’ lives. I am hopeful that we can create modern antiviral treatments as we have with HIV, MERS and SARS.”

About Altesa Biosciences, Inc.

Altesa Biosciences, Inc. is a clinical-stage pharmaceutical company headquartered in Atlanta, Georgia.  Altesa is developing therapeutics addressing RNA viruses, the principal cause of global infectious disease burden. Altesa is led by George Painter, PhD, President and CEO of the Emory Institute of Drug Development (EIDD).  Dr. Painter also serves as a professor of pharmacology at the Emory School of Medicine, as well as CEO of Drug Innovations at Emory (DRIVE) where he led the discovery and initial development of EIDD-2801/MK-4482, now in late-stage development by Ridgeback Biotherapeutics and Merck for the treatment of COVID-19. Altesa was co-founded by Dennis Liotta, PhD, Executive Director of the Emory Institute for Drug Development and Samuel Candler Dobbs Professor of Chemistry at Emory University.  Dr. Painter and Dr. Liotta have successfully led the discovery, development and commercialization for more than a dozen FDA approved antivirals.

About Vaxart

Vaxart is a clinical-stage biotechnology company developing a range of oral recombinant vaccines based on its proprietary delivery platform. Vaxart vaccines are designed to be administered using tablets that can be stored and shipped without refrigeration and eliminate the risk of needle-stick injury. Vaxart believes that its proprietary tablet vaccine delivery platform is suitable to deliver recombinant vaccines, positioning the company to develop oral versions of currently marketed vaccines and to design recombinant vaccines for new indications. Vaxart’s development programs currently include tablet vaccines designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV), Vaxart’s first immuno-oncology indication. Vaxart has filed broad domestic and international patent applications covering its proprietary technology and creations for oral vaccination using adenovirus and TLR3 agonists.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, and beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to the receipt by Vaxart of milestone and royalty payments through the exclusive worldwide license agreement with Altesa; Vapendavir’s potential applications in treating a range of infections; Vaxart’s ability to develop and commercialize its product candidates; Vaxart’s expectations regarding clinical results and trial data; and Vaxart’s expectations with respect to the effectiveness of its product candidates. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners’ control; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state and foreign regulations; that Vaxart may not be able to obtain, maintain and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to resolve pending legal matters; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Vaxart Media Relations:	Vaxart Investor Relations:	Altesa:
Gloria Gasaatura	David R. Holmes	Dr. George Painter
LifeSci Communications	LifeSci Advisors, LLC	CSO Altesa
(646) 970- 4688	(646) 970-4995	(404) 712 6886
gasaatura@lifescicomms.com	dholmes@lifesciadvisors.com	inquiries@altesabio.com
George.R.Painter@emory.edu